Exhibit 3.115

ARTICLES OF ORGANIZATION
OF
THE REFUGE, A HEALING PLACE, LLC
The undersigned member(s) desiring to form a limited liability company under Chapter 608, Florida Statutes, state(s):
ARTICLE I.
NAME
The name of this limited liability company shall be THE REFUGE, A HEALING PLACE, LLC
ARTICLE II.
NATURE OF BUSINESS
The limited liability company may engage in any activity or business permitted under the laws of the United States and of the State of Florida.
ARTICLE III.
TERM OF EXISTENCE
The duration of the limited liability company shall commence on March 21, 2003 and shall be perpetual.
ARTICLE IV.
ADDRESS

The initial street address of the principal office address and mailing address of this limited liability company in the State of Florida, shall be: 2201 N.W. 30th Place, Suite A, Pompano Beach, FL 33069.

ARTICLE V.
REGISTERED AGENT
The name and address of the Registered Agent of this limited liability company shall be WORLDWIDE CORPORATE SERVICES, INC, 2780 East Oakland Park Blvd., Fort Lauderdale, FL 33306.

ARTICLE VI.
ADMISSION OF ADDITIONAL MEMBERS
The members shall have the right to admit additional members upon a vote of not less than a majority of the members.
ARTICLE VII.
CONTINUITY OF BUSINESS

The remaining members of the limited liability company shall have the right to continue the business of the limited liability company on the death, retirement, resignation, expulsion, bankruptcy or dissolution of a member, or upon the occurrence of any other event which terminates the continued membership of a member in the limited liability company.

ARTICLE VIII.
MANAGEMENT
The limited liability company is to be managed by a manager.
ARTICLE IX.
INDEMNIFICATION
The limited liability company shall indemnify any member, or former member, and agents of all members, to the fullest extent permitted by law.
IN WITNESS WHEREOF, the undersigned has executed these Article of Organization on March 21, 2003.

WORLDWIDE CORPORATE SERVICES, INC., Authorized Representative

By:

STEPHEN F. GOLDENBERG, President

Signature of a member or an authorized representative of a member

(In accordance with section 608.408(3), Florida Statutes, the execution of this affidavit constitutes an affirmation under the penalties of perjury that the facts stated herein are true.)

Florida Department of State, Jim Smith, Secretary of State
CERTIFICATE OF DESIGNATION OF
REGISTERED AGENT/REGISTERED OFFICE

PURSUANT TO THE PROVISIONS OF SECTIONS 608.4151 AND 608.507, FLORIDA STATUTES, THE UNDERSIGNED LIMITED LIABILITY COMPANY SUBMITS THE FOLLOWING STATEMENT TO DESIGNATE A REGISTERED OFFICE AND REGISTERED AGENT IN THE STATE OF FLORIDA.

1.	The name of the Limited Liability Company is: THE REFUGE, A HEALING PLACE, LLC
2.	The name and Florida street address of the registered agent and office are:
WORLDWIDE CORPORATE SERVICES, INC.
2780 East Oakland Park Blvd.
Fort Lauderdale, FL 33306

Having been named as registered agent to accept service of process for the above stated limited liability company, at the place designated in this certificate, I hereby accept the appointment as registered agent and agree to act in this capacity. I further agree to comply with the provision of all statutes relative to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as registered agent.

WORLDWIDE CORPORATE SERVICES, INC.
By:

STEPHEN F. GOLDENBERG, President
(Registered Agent)

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